Exhibit 4.2

EXECUTION VERSION

Eleventh Supplemental Indenture

Dated as of April 6, 2016

to

Indenture dated as of March 31, 1994 by and between

CenturyLink, Inc. and Regions Bank, as Trustee

$1,000,000,000 7.5% Senior Notes, Series Y, due 2024

TABLE OF CONTENTS1

		Page

ARTICLE 1

DEFINITIONS

Section 1.01	Definitions	1

ARTICLE 2

7.5% SENIOR NOTES, SERIES Y, DUE 2024

Section 2.01	Establishment	5

Section 2.02	Stated Maturity; Payment of Principal and Interest	5

Section 2.03	Denominations	6

Section 2.04	Transfer and Exchange of Global Notes	6

ARTICLE 3

REDEMPTION AND REPURCHASE

Section 3.01	Optional Redemption Procedures for the Notes	7

Section 3.02	Purchase of Notes Upon a Change of Control Repurchase Event	8

Section 3.03	No Sinking Fund	10

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01	Paying Agents; Transfer Agents; Place of Payment	10

Section 4.02	Recitals by Corporation	11

Section 4.03	Ratification and Incorporation of Original Indenture	11

Section 4.04	Executed in Counterparts	11

[1]	This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

i

THIS ELEVENTH SUPPLEMENTAL INDENTURE is made as of the 6th day of April 2016, by and between CENTURYLINK, INC., a Louisiana corporation, having its principal office at 100 CenturyLink Drive, Monroe, Louisiana 71203 (the “Corporation”), and REGIONS BANK (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), an Alabama state banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Corporation has heretofore entered into an Indenture, dated as of March 31, 1994 (the “Original Indenture”), with the Trustee;

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented to the date hereof, including by this Eleventh Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under Section 2.01 of the Original Indenture, a new series of Securities may at any time be established in accordance with the provisions of the Original Indenture and the terms of such series may be described in a supplemental indenture executed by the Corporation and the Trustee;

WHEREAS, the Corporation proposes to create under the Original Indenture a new series of Securities; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Eleventh Supplemental Indenture and to make it a valid and binding obligation of the Corporation have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Corporation’s properties or assets and the properties or assets of its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Corporation or one of its subsidiaries; (2) the adoption of a plan relating to the liquidation or dissolution of the Corporation; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Corporation’s Voting Stock; or (4) the first day on which a majority of the members of the Corporation’s board of directors are not Continuing Directors.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearing Agency” means The Depository Trust Company or another organization registered as a “Clearing Agency” pursuant to Section 17A of the Exchange Act that is acting as a depositary with respect to the Notes and in whose name, or in the name of a nominee of that organization, shall be registered a global security evidencing the rights and obligations of holders in respect of the Notes and which shall undertake to effect book entry transfers and pledges of the Notes.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (the “Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Continuing Directors” means, as of any date of determination, any member of the Corporation’s board of directors who (1) was a member of such board of directors on the Original Issue Date; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Equity Interests” means any and all shares, interests, rights to purchase, warrants, options or other equivalents of or interests in the capital stock of the Corporation, however designated.

“Equity Offering” means a public or private offering for cash of Equity Interests of the Corporation, other than (i) public offerings with respect to Equity Interests of the Corporation registered on Form S-4 or S-8, (ii) an issuance to any subsidiaries of the Corporation or (iii) any offering of Equity Interests issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Notes” shall have the meaning set forth in Section 2.04.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Corporation appoints to act as the Independent Investment Banker from time to time.

“Interest Payment Date” shall have the meaning set forth in Section 2.02(b).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Corporation.

“Moody’s” means Moody’s Investors Service Inc.

“Notes” shall have the meaning specified in Section 2.01.

“Original Issue Date” means April 6, 2016.

“Paying Agent” shall have the meaning set forth in Section 4.01.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Corporation’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) promulgated under the Exchange Act, selected by the Corporation (as certified by a resolution of the Corporation’s board of directors or a duly authorized committee thereof) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more notches, notches within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent notches for another Rating Agency) shall be taken into account (such that, for example, with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB – to B+, will constitute a decrease of one notch).

“Rating Date” means the date which is 90 days prior to the earlier of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the Corporation’s intention to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) below on, or within 90 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the Corporation’s intention to effect a Change of Control: (a) in the event the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the Notes (1) are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more notches (including notches within Rating Categories, as well as between Rating Categories) so that the Notes are then rated below Investment Grade by both Rating Agencies or (2) are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by both Rating Agencies shall be decreased by one or more notches (including notches within Rating Categories, as well as between Rating Categories). Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in Rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event set forth in this Section 1.01) if the Rating Agencies making the reduction in Rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable previously announced Change of Control shall have occurred at the time of the Ratings Event).

“Reference Treasury Dealer” means each of (i) J.P. Morgan Securities LLC, (ii) Barclays Capital Inc., (iii) Mizuho Securities USA Inc. and (iv) a Primary Treasury Dealer (as defined below) selected by SunTrust Robinson Humphrey, Inc., or, in the case of each such firm, affiliates thereof and successors of such firm or affiliates, or any other firm that is a primary U.S. Government securities dealer in New York City (each, a “Primary Treasury Dealer”) that the Corporation specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Corporation will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Regular Record Date” means, with respect to any Interest Payment Date for the Notes, the March 15 and September 15 immediately preceding such Interest Payment Date.

“Securityholder” means, as of any particular date, each holder of Notes outstanding on such date.

“Stated Maturity of the Notes” means April 1, 2024.

“S&P” means Standard & Poor’s, a division of McGraw-Hill Financial, Inc.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2

7.5% SENIOR NOTES, SERIES Y, DUE 2024

Section 2.01 Establishment. There is hereby established a new series of Securities to be issued under the Original Indenture, to be designated as the Corporation’s 7.5% Senior Notes, Series Y, due 2024 (the “Notes”).

There are to be initially authenticated and delivered $1,000,000,000 aggregate principal amount of Notes. Additional Notes, without limitation as to amount, and without the consent of the holders of the then outstanding Notes, but with the same terms as such outstanding Notes (except the issue price, the issue date and the initial interest payment date), may be authenticated and delivered in the manner provided in Section 2.01 of the Original Indenture and such additional Notes would constitute a single series with such outstanding Notes. In addition, additional Notes may be authenticated and delivered except as expressly provided to the contrary in the Original Indenture. The Notes may be issued from time to time pursuant to a written order of the Corporation delivered to the Trustee for the authentication and delivery of Notes pursuant to Section 2.04 of the Original Indenture. The Notes shall be issued in fully registered form without interest coupons.

The Notes shall be in substantially the form set forth in Exhibit A hereto, and the form of the Trustee’s Certificate of Authentication for the Notes shall be in substantially the form set forth in Exhibit B hereto.

Each Note shall be dated the date of authentication thereof.

Section 2.02 Stated Maturity; Payment of Principal and Interest.

(a) Stated Maturity. The date upon which the principal of the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is April 1, 2024.

(b) Interest. Each Note will bear interest at the rate of 7.5% per annum, from the Original Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for until the principal thereof is paid or made available for payment, and at the same rate per annum on any overdue principal and premium, if any, and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest, payable on April 1 and October 1 of each year (each, an “Interest Payment Date”), commencing on October 1, 2016, to the person in whose name such Note or any predecessor Note is registered at the close of business on the applicable Regular Record Date.

(c) Payment of Principal and Interest. The amount of interest payable on any Notes for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any Interest Payment Date, any redemption date or the Stated Maturity of the Notes falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date that payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, such redemption date or the Stated Maturity of the Notes, as the case may be, to the date of that payment on that next succeeding Business Day.

Payment of principal of, premium, if any, and interest on the Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Corporation maintained for such purpose as described in Section 4.01 below; provided, however, that payment of interest may be made at the option of the Corporation by check mailed to the address of the Person entitled thereto as such address shall appear in the security register; and, provided, further that, in the case of payments of principal and premium, if any, such Notes are first surrendered to the Paying Agent.

Notwithstanding the foregoing, as long as the Notes are represented by Global Notes pursuant to Section 2.04 hereof, payments of principal of, premium, if any, and interest on the Notes will be made by wire transfer of immediately available funds to the Clearing Agency as the initial Securityholder of the Notes.

Section 2.03 Denominations. The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.04 Transfer and Exchange of Global Notes. The Notes will be issued initially in the form of one or more global securities (the “Global Notes”), without interest coupons, registered in the name of The Depository Trust Company or such other Clearing Agency as the Corporation may from time to time designate or its nominee. Unless and until they are exchanged for Notes in definitive registered form as described below, such Global Notes may be transferred, in whole but not in part, only to the Clearing Agency or a nominee of the Clearing Agency, or to a successor Clearing Agency selected or approved by the Corporation or to a nominee of such successor Clearing Agency.

If at any time (i) the Clearing Agency notifies the Corporation that it is unwilling or unable to continue as a Clearing Agency for the Global Notes and no successor Clearing Agency shall have been appointed within 90 days after such notification, (ii) the Clearing Agency at any time ceases to be a clearing agency registered under the Exchange Act at any time the Clearing Agency is required to be so registered to act as such Clearing Agency and no successor Clearing Agency shall have been appointed within 90 days after the Corporation’s becoming aware of the Clearing Agency’s ceasing to be so registered, (iii) an Event of Default has occurred and is continuing with respect to the Notes, or (iv) the Corporation, in its sole discretion, determines that the Global Notes shall be so exchangeable, the Corporation will execute, and, subject to Article II of the Original Indenture, the Trustee, upon receipt of a written order therefor, will authenticate and deliver the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

Upon exchange of the Global Notes for such Notes in definitive registered form without coupons, in authorized denominations, the Global Notes shall be cancelled by the Trustee. Such Notes in definitive registered form issued in exchange for the Global Notes shall be registered in such names and in such authorized denominations as the Clearing Agency, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to the Clearing Agency for delivery to the Persons in whose names such Notes are so registered.

ARTICLE 3

REDEMPTION AND REPURCHASE

Section 3.01 Optional Redemption Procedures for the Notes.

At any time before January 1, 2024, the Notes are redeemable, in whole or from time to time in part, at the Corporation’s option, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed; or

(b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate applicable to the Notes plus 50 basis points.

At any time on or after January 1, 2024, the Notes are redeemable, in whole or from time to time in part, at the Corporation’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed.

In each case above, the Corporation will pay any accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but not including, the date of redemption.

In addition, at any time on or prior to April 1, 2019, the Corporation may, at its option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 107.5% of the principal amount thereof, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but not including, the date of redemption, with the net proceeds of an Equity Offering; provided that:

(a) at least 65% of the aggregate principal amount of Notes originally issued under this Eleventh Supplemental Indenture remains outstanding immediately after the occurrence of such redemption; and

(b) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Corporation will mail any notice of redemption at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed.

The Corporation may mail notice of redemption prior to the completion of any event or transaction related to such redemption, and any redemption or notice may, at the discretion of the Corporation, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the discretion of the Corporation, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by such other date or dates specified in such notice.

If the Corporation chooses to redeem less than all of the outstanding Notes, the Corporation will notify the Trustee at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the Trustee, of the aggregate principal amount of Notes to be redeemed and the redemption date. The Trustee will select by lot, or in such other manner it deems fair and appropriate, the Notes to be redeemed in part.

If the Corporation gives notice as provided in the Original Indenture, and funds for the redemption of any Notes (or any portion thereof) called for redemption will have been made available on the redemption date referred to in such notice, those Notes (or any portion thereof) will cease to bear interest on that redemption date and the only right of the holders of those Notes will be to receive payment of the redemption price.

The Corporation will notify the Trustee of the redemption price promptly after the calculation thereof, and the Trustee shall have no responsibility for such calculation. Neither the Corporation nor the Trustee shall be required to register the transfer of or exchange the Notes redeemed pursuant to this Section 3.01.

Section 3.02 Purchase of Notes Upon a Change of Control Repurchase Event.

(a) Repurchase Price. If a Change of Control Repurchase Event occurs, unless the Corporation has exercised its right to redeem the Notes in accordance with this Article 3, it will make an offer to each Securityholder to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that Securityholder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, together with any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase.

(b) Notice. Within 30 days following any Change of Control Repurchase Event or, at the Corporation’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Corporation will mail a notice to each Securityholder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and (i) offering to repurchase the Notes on the repurchase date specified in the notice, which date will be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, (ii) indicating that all Notes validly tendered and not validly withdrawn will, to the extent lawful, be accepted for payment and any Note not tendered will continue to accrue interest, (iii) specifying the CUSIP numbers for the Notes, (iv) stating that, unless the Corporation defaults in its payment in connection with the Change of Control Repurchase Event, all Notes accepted for payment pursuant to the Corporation’s offer to repurchase such Notes will cease to accrue interest after such repurchase, (v) stating that Securityholders electing to have any Notes repurchased by the Corporation pursuant to this Section 3.02 will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the repurchase date, (vi) stating that Securityholders will be entitled to withdraw their election made pursuant to this Section 3.02 if the Paying Agent receives, not later than the close of business on the second Business Day preceding the repurchase date, a facsimile transmission or letter setting forth the name of the Securityholder, the principal amount of Notes delivered for repurchase, and a statement that such Securityholder is withdrawing his election to have the Notes repurchased and (vii) stating that Securityholders whose Notes of any series are being repurchased only in part will be issued new notes of such series equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

(c) The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Corporation’s offer to repurchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date specified in the notice. The Corporation will cause its offer to purchase to remain open for at least the minimum number of days required by applicable law. The Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes set forth in this Section 3.02, the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.02 by virtue of such conflict.

(d) Payment. On the repurchase date following a Change of Control Repurchase Event, the Corporation will, to the extent lawful:

(i) accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Corporation’s offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Corporation.

(e) Delivery of Payment. The Paying Agent will promptly mail to each Securityholder of Notes purchased hereunder the repurchase price for such Notes, and, subject to the terms and conditions of the Original Indenture, the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Securityholder a new Note of the same series equal in principal amount to any unpurchased portion of any Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Corporation will publicly announce the results of its offer to repurchase the Notes on or as soon as practicable after the repurchase date.

(f) Third Party Offer. The Corporation will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 3.02 applicable to an offer made by the Corporation and such third party purchases all Notes properly tendered and not withdrawn under such third party’s offer.

Section 3.03 No Sinking Fund. The Notes are not subject to, and do not have the benefit of, any sinking fund.

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01 Paying Agents; Transfer Agents; Place of Payment.

(a) Paying Agents; Transfer Agent. The paying agent for the Notes shall initially be the Trustee (in such capacity, the “Paying Agent”), and the place of payment for the Notes shall initially be the Corporate Trust Office of the Trustee, which as of the date hereof for such purpose is located at 400 Convention Street, 9th Floor, Baton Rouge, Louisiana 70802. Principal of, premium, if any, and interest with respect to certificated Notes will be payable at the office or agency of the Corporation maintained for such purpose in the City of Monroe, State of Louisiana or the Borough of Manhattan, the City and State of New York. The Trustee shall also serve as security registrar for the purpose of registering Notes and transfers or exchanges of Notes.

(b) Additional Paying Agent or Transfer Agent. The Corporation may from time to time designate one or more additional offices or agencies where Notes may be presented or surrendered for payment or may be surrendered for registration of transfer or exchange in accordance with Section 4.02 of the Original Indenture; provided that the Corporation shall at all times maintain a Paying Agent and an office or agency where Notes may be surrendered for registration of transfer or exchange, in each case in the City of Monroe, State of Louisiana or the Borough of Manhattan, The City of New York.

Section 4.02 Recitals by Corporation. The recitals in this Eleventh Supplemental Indenture are made by the Corporation only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and this Eleventh Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 4.03 Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Eleventh Supplemental Indenture shall be read and construed as one and the same instrument.

Section 4.04 Executed in Counterparts. This Eleventh Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Eleventh Supplemental Indenture to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.

CENTURYLINK, INC.

By:	/s/ R. Stewart Ewing, Jr.
	Name:	R. Stewart Ewing, Jr.
	Title:	Executive Vice President, Chief Financial
Officer and Assistant Secretary

By:	/s/ Stacey W. Goff
	Name:	Stacey W. Goff
	Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Attest:

/s/ Stacey W. Goff
Name:	Stacey W. Goff
Title:	Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary

REGIONS BANK,
as Trustee

By:	/s/ Kesha J. Moore
	Name:	Kesha J. Moore
	Title:	Assistant Vice President

[Signature Page to Eleventh Supplemental Indenture]

EXHIBIT A

(Form of Face of Note)

If the Note is to be a Global Note, insert: THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE CLEARING AGENCY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE CLEARING AGENCY TO A NOMINEE OF THE CLEARING AGENCY OR BY A NOMINEE OF THE CLEARING AGENCY TO THE CLEARING AGENCY OR ANOTHER NOMINEE OF THE CLEARING AGENCY OR TO A SUCCESSOR CLEARING AGENCY OR TO A NOMINEE OF SUCH SUCCESSOR) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No.: 156700BA3

ISIN: US156700BA34

$

No.

CENTURYLINK, INC.

7.5% SENIOR NOTE, SERIES Y, DUE 2024

CenturyLink, Inc., a Louisiana corporation (the “Corporation,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to                    , or registered assigns, the principal sum of                  DOLLARS ($        ), on April 1, 2024 (such date is hereinafter referred to as the “Stated Maturity Date”), and to pay interest on said principal sum, from April 6, 2016 or from the next most recent date to which interest has been paid or duly provided for, semi-annually in arrears, on April 1 and October 1 of each year (each such date, an “Interest Payment Date”), commencing on October 1, 2016, at the rate of 7.5% per annum until the principal hereof shall have been paid or duly made available for payment and, to the extent permitted by law, to pay interest compounded semi-annually, on any overdue principal and premium, if any, and on any overdue installment of interest at the same rate per annum.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any Interest Payment Date, any redemption date or the Stated Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date that payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, such redemption date or Stated Maturity Date, as the case may be, to the date of that payment on that next succeeding Business Day.

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date (as defined in the Eleventh Supplemental Indenture referred to below) for such interest installment. Any such interest installment not punctually paid or duly provided for, on any Interest Payment Date, shall forthwith cease to be payable to the holders at the close of business on such Regular Record Date and may be paid by the Corporation to the Person in whose name this Note is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, which shall not be more than 15 days or less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of such proposed payment, and notice of which shall be given to the holders of the Notes not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Corporation maintained for that purpose in the City of Monroe, State of Louisiana, or the Borough of Manhattan, The City and State of New York, in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Corporation by check mailed to the address of the Person entitled thereto as such address shall appear in the security register; and provided further, that, in the case of payments of principal and premium, if any, this Note is first surrendered to the Paying Agent.

Notwithstanding the foregoing, as long as this Note is represented by a Global Note, payments of principal of, premium, if any, and interest on this Note will be made by wire transfer of immediately available funds to DTC or its nominee as the initial holder of this Note.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, senior and unsecured and will rank in right of payment on parity with all other unsecured and unsubordinated obligations of the Corporation.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE FOLLOWING PAGES HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.

CENTURYLINK, INC.

By:
	Name:	R. Stewart Ewing, Jr.
	Title:	Executive Vice President, Chief Financial
Officer and Assistant Secretary

By:
	Name:	Stacey W. Goff
	Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Attest:

Name:	Stacey W. Goff
Title:	Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary

Dated: April     , 2016

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

REGIONS BANK, as Trustee

By:
Authorized Officer

Dated: April     , 2016

This Note is one of a duly authorized issue of Securities of the Corporation (the “Securities”) issued and issuable in one or more series under an Indenture, dated as of March 31, 1994, as supplemented by the Eleventh Supplemental Indenture (the “Eleventh Supplemental Indenture”) dated as of April 6, 2016 (collectively, the “Indenture”), between the Corporation and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Corporation, the Trustee and the holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof as 7.5% Senior Notes, Series Y, due 2024 (the “Notes”). Such series is being initially issued in the aggregate principal amount of $1,000,000,000. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

At any time before January 1, 2024, the Notes are redeemable, in whole or from time to time in part, at the Corporation’s option, at a redemption price equal to the greater of: (a) 100% of the principal amount of the Notes to be redeemed; or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 50 basis points. At any time on or after January 1, 2024, the Notes are redeemable, in whole or from time to time in part, at the Corporation’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed. In each case, the Corporation will pay any accrued and unpaid interest on the principal amount to be redeemed to, but not including, the date of redemption.

In addition, at any time on or prior to April 1, 2019, the Corporation may, at its option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 107.5% of the principal amount thereof, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but not including, the date of redemption, with the net proceeds of an Equity Offering; provided that (a) at least 65% of the aggregate principal amount of Notes originally issued under the Eleventh Supplemental Indenture remains outstanding immediately after the occurrence of such redemption and (b) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Corporation will mail any notice of redemption at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed.

The Corporation may mail notice of redemption prior to the completion of any event or transaction related to such redemption, and any redemption or notice may, at the discretion of the Corporation, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the discretion of the Corporation, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

If the Corporation chooses to redeem less than all of the outstanding Notes, the Corporation will notify the Trustee at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the Trustee, of the aggregate principal amount of Notes to be redeemed and the redemption date. The Trustee will select by lot, or in such other manner it deems fair and appropriate, the Notes to be redeemed in part.

If the Corporation gives notice as provided in the Indenture, and funds for the redemption of any Notes (or any portion thereof) called for redemption will have been made available on the redemption date referred to in such notice, those Notes (or any portion thereof) will cease to bear interest on that redemption date and the only right of the holders of those Notes will be to receive payment of the redemption price.

If a Change of Control Repurchase Event occurs, unless the Corporation has exercised its right to redeem the Notes as described above, it will make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of such holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased, together with any accrued and unpaid interest on such Notes repurchased to, but not including, the date of repurchase.

Within 30 days following any Change of Control Repurchase Event or, at the Corporation’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Corporation will mail a notice to each holder of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and (i) offering to repurchase the Notes on the repurchase date specified in the notice, which date will be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, (ii) indicating that all Notes validly tendered and not validly withdrawn will, to the extent lawful, be accepted for payment and any Note not tendered will continue to accrue interest, (iii) specifying the CUSIP numbers for the Notes, (iv) stating that, unless the Corporation defaults in its payment in connection with the Change of Control Repurchase Event, all Notes accepted for payment pursuant to the Corporation’s offer to repurchase such Notes will cease to accrue interest after such repurchase, (v) stating that holders electing to have any Notes repurchased by the Corporation will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the repurchase date, (vi) stating that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the repurchase date, a facsimile transmission or letter setting forth the name of the holder of Notes, the principal amount of Notes delivered for repurchase, and a statement that such holder is withdrawing his election to have the Notes repurchased and (vii) stating that holders whose Notes are being repurchased only in part will be issued new Notes in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Corporation’s offer to repurchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date specified in the notice. The Corporation will cause its offer to purchase to remain open for at least the minimum number of days required by applicable law. The Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.02 of the Eleventh Supplemental Indenture by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Corporation will, to the extent lawful: (a) accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Corporation’s offer; (b) deposit with the Paying Agent an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered; and (c) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Corporation.

The Paying Agent will promptly mail to each holder of Notes purchased under Section 3.02 of the Eleventh Supplemental Indenture the repurchase price for such Notes, and, subject to the terms and conditions of the Original Indenture, the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note of the same series equal in principal amount to any unpurchased portion of any Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Corporation will publicly announce the results of its offer to repurchase the Notes on or as soon as practicable after the repurchase date.

The Corporation will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by the Corporation and such third party purchases all Notes properly tendered and not withdrawn under such third party’s offer.

The Notes are not subject to, and do not have, the benefit of any sinking fund.

In case an Event of Default, as defined in the Indenture, with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Corporation and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time Outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Securities, provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Securities or any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Security so affected; or (ii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security then Outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding, on behalf of the holders of Securities of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Security and of any Security issued in exchange hereof or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and interest on this Note at the times and place and at the rate and in the currency herein prescribed.

As provided in and subject to the provisions of the Indenture, the holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of Notes at the time outstanding a direction inconsistent with such request and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

Prior to due presentment of this Note for registration of transfer, the Corporation, the Trustee, any Paying Agent and any security registrar may deem and treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue and notwithstanding the notice of ownership or writing hereon made by anyone other than the security registrar, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or any premium or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, affiliate, officer or director, as such, past, present or future, of the Corporation or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability expressly being, by the acceptance hereof and as part of the consideration for the issuance hereof, unconditionally and irrevocably waived and released.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

This Note shall be governed by, and construed in accordance with, the internal laws of the State of Louisiana.

EXHIBIT B

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

REGIONS BANK, as Trustee

By:
Authorized Officer

Dated:                  , 2016

B-1